NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the SEC of its intention to remove the entire class of 4 7/8% Notes due September 15, 2012 (the 'Notes') of Alcan Inc. (the 'Company') from listing and registration on the Exchange at the opening of business on December 3, 2007, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Notes are no longer suitable for continued listing and trading on the Exchange. Information supplied by the Company or taken from other sources believed by the Exchange to be reliable indicates that as of November 14, 2007, the Company completed a merger involving Rio Tinto Canada Holding Inc., an indirect wholly owned subsidiary of Rio Tinto plc. The merger became effective on November 14, 2007. The Common Stock of the Company was suspended at the opening of business on November 15, 2007. A Form 25 was filed with the Commission to deregister the Common Stock of the Company on November 20, 2007. 1. The Exchange's Listed Company Manual, Section 802.01D, states in part that 'the Exchange is not limited by the criteria set forth in this section. Rather, it may make an appraisal of, and determine on an individual basis, the suitability for continued listing of an issue in the light of all pertinent facts whenever it deems such action appropriate, even though a security meets or fails to meet any enumerated criteria.' In view of the fact that the Common Stock of the Company was suspended from trading on the Exchange on November 15, 2007, following the aforementioned merger, the Exchange also considered the appropriateness of the continued listing of the Notes and determined that the Notes are no longer suitable for continued listing on the Exchange. 2. The Exchange, on November 14, 2007, determined that the Notes of the Company should be suspended from trading at the opening of the trading session on November 15, 2007, and directed the preparation and filing with the Commission of this application for the removal of the Notes from listing and registration on the Exchange. 3. Pursuant to the above authorization, a press release was issued on November 14, 2007, and an announcement was made on the 'information notice circular' of the Exchange on November 14, 2007 of the suspension of trading in the Notes on the Exchange. Similar information was included on the Exchange's website. Trading in the Notes on the Exchange was suspended at the opening of the trading session on November 15, 2007. 4. On November 14, 2007, the Exchange received an email from the Company advising that following the effectiveness of the merger the Company will not contest the delisting of the Notes from the NYSE.